                                                               EXHIBIT 4(E)(1)

[LOGO]
          THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   A MUTUAL COMPANY ORGANIZED JULY 26, 1859
               1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK

                     GROUP INDIVIDUAL RETIREMENT ANNUITY
                                   CONTRACT

GROUP ANNUITY CONTRACT NO.                 AC 5361

CONTRACT HOLDER:                           UNITED STATES TRUST COMPANY OF
                                           NEW YORK

REGISTER DATE:                             JANUARY 1, 1982

EFFECTIVE DATE:                            FEBRUARY 1, 1982

This contract ("Contract") replaces the Group Annuity Contract of the same number that was issued on January 13, 1982 (herein called the "replaced contract") and is issued in consideration of the surrender of the replaced contract as of the Effective Date and the payment to Equitable of the contributions made under this Contract. This Contract is for the exclusive benefit of the Participants and their beneficiaries.

Equitable will issue to each Participant an individual certificate setting forth a statement in substance of the benefits to which such Participant is entitled under the Contract.

The provisions on the following pages are part of the Contract.

FOR THE CONTRACT HOLDER:              FOR THE EQUITABLE

By...........................         By ............................

Title .......................         By ............................
                                         Vice President & Secretary

Dated .......................         Date of Issue .................

At..........................
         (Head Office)

ASSETS HELD IN CONNECTION WITH THE CONTRACT MAY BE HELD IN ONE OR MORE SEPARATE ACCOUNTS MAINTAINED BY EQUITABLE AND MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THE CONTRACT.


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                           This Page (2) is reserved
                      for information in connection with
                      the issuance of certificates under
                                this Contract


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                          This Page (3) is reserved
                      for information in connection with
                      the issuance of certificates under
                                this Contract


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                             PART I--DEFINITIONS
                             -------------------

SECTION 1.01 ANNUITY

The term "Annuity" means an individual retirement annuity meeting the requirements of Section 408(b) of the Internal Revenue Code.

SECTION 1.02 PARTICIPANT

The term "Participant" means (i) a person who has been enrolled by Equitable under the Contract through an Administrative Agreement, and (ii) the spouse of any such person if such spouse has also been enrolled by the Equitable under the Contract. A person shall become enrolled under the Contract on the date, hereinafter called the "Enrollment Date", on which Equitable receives an enrollment form made available by Equitable and completed in a manner satisfactory to, and accepted by, Equitable. A person who has been enrolled under the Contract shall be a Participant-owner under the certificate issued pursuant to Section 5.10 during the person's lifetime provided a contribution is made for the Participant within 120 days of the Enrollment Date.

SECTION 1.03 GROUP

The term "Group" includes, but is not necessarily limited to, a corporation, labor organization or association thereof, governmental or quasi-governmental body, partnership, sole proprietorship, trade or professional association, or any other group or entity entering into an Administrative Agreement, as specified in the certificate issued pursuant to Section 5.10

SECTION 1.04 ADMINISTRATIVE AGREEMENT

The term "Administrative Agreement" means a written understanding between the Group and Equitable which, among other things, may describe

(i) procedures for facilitating the enrollment of Participants under the Contract,

(ii) procedures pursuant to which contributions may be made under the Contract by or on behalf of Participants (including payroll deduction, direct contributions by the Participants, or a combination thereof, or in any other form),

(iii) procedures for facilitating the communication to Participants of information prepared by Equitable concerning the Contract and enrollment and contributions thereunder, and

(iv) the extent to which the Group will perform any services in connection with the Contract which would otherwise be performed by Equitable.

SECTION 1.05 RETIREMENT DATE

The term "Retirement Date" means the date on which the Participant will attain the retirement age specified by the Participant in the Participant's enrollment form. Before the Retirement Date the Participant may elect to change the Retirement Date to another Retirement Date, which may be the first day of any calendar month after the filing of the election. Any Retirement Date must be on the first day of a calendar month and no Retirement Date shall be earlier than the date of attainment of age 59 years and six months nor later than the last day of the taxable year in which the Participant attains age 70 years and six months. Any election for such change must be made in writing by the Participant and shall not take effect until received by Equitable at its Home Office.

SECTION 1.06 STATE PREMIUM TAXES

The term "State Premium Taxes" means any premium tax applicable to individual retirement annuities. As of January 1, 1982 such taxes are applicable only in Alabama, California, District of Columbia, Georgia, Kentucky, Louisiana, Mississippi, Puerto Rico, Virgin Islands, and West Virginia.

                        PART II--THE SEPARATE ACCOUNTS
                        ------------------------------

SECTION 2.01 SEPARATE ACCOUNTS

The term "Separate Accounts" means the following separate accounts maintained by Equitable to which portions of its assets have been allocated for the Contract and certain other contracts:

NAME                               INVESTMENTS
----                               -----------
(a) Separate Account No. 301:      Primarily in short-term money market instruments.
(b) Separate Account No. 302:      Primarily in common stocks.
(c) Separate Account No. 303:      Primarily in publicly-traded debt securities.
(d) Separate Account No. 304:      Primarily in a diversified portfolio of publicly-traded
                                   common stocks publicly-traded debt securities, and
                                   short-term money market instruments.

It is contemplated that investments in the Separate Accounts will, at most times, consist primarily of the investments indicated above. Equitable may, however, at its discretion invest the assets of a Separate Account in any investment permitted by applicable law. Equitable may rely conclusively on the opinion of counsel (including attorneys in its employ) as to what investments it is permitted by law to make. The assets of each Separate Account may be temporarily held uninvested for such periods as Equitable may determine.

In lieu of making such investments directly, equitable reserves the right, subject to applicable law, to operate any Separate Account as a "unit investment trust" under the Investment Company Act of 1940, or in any other form permitted by law, which invests all or part of its assets in shares or units of a fund the investment adviser of which may be Equitable or controlled by Equitable. The fund assets would be invested as provided above with respect to the Separate Account.

All income and all gains and losses, whether or not realized, from assets allocated to a Separate Account will be credited to or charged against that Separate Account without regard to the other income, gains, or losses of the Equitable

Equitable reserves the right, subject to compliance with applicable law, including approval of contract owners if required, (1) to create new separate accounts, (2) to combine any two or more Separate Accounts, (3) to transfer assets determined by Equitable to be assigned to the class of contracts to which the Contract belongs from any of the Separate Accounts to another separate account by withdrawing the same percentage of each investment in that Account with appropriate adjustments to avoid odd lots and fractions,
(4) to cause the registration or deregistration of a Separate Account under the Investment Company Act of 1940, (5) to operate a Separate Account under the direction of a committee, and to discharge such committee at any time, and (6) to restrict or eliminate any voting rights of Participants or other persons who have voting rights as to a Separate Account.

Assets of the Separate Accounts are subject to a charge, to be made as described in the Net Investment Factor provision of Section 2.02.

The assets of each of the Separate Accounts are the property of Equitable; however, the portion of the assets of each Separate Account equal to the reserves and other contract liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business Equitable may conduct. Equitable reserves the right to transfer assets of the Separate Account in excess of such reserves and contract liabilities to the general account of Equitable.

SECTION 2.02 DEFINITIONS RELATING TO THE SEPARATE ACCOUNT

VALUATION PERIOD: The Valuation Period for each Separate Account except Separate Account No. 301, starts from the close of trading on all the National Securities Exchanges on a Business Day and ends at the corresponding time on the next Business Day. A Business Day in any day on which any National Securities Exchange is open for trading. A National Securities Exchange is one that is registered as such under the Securities Exchange Act of 1934.

The Valuation Period for Separate Account No. 301 starts from the close of trading on the New York Stock Exchange and ends at the corresponding time on the next Business Day. A Business Day for Separate Account No. 301 is any day on which the New York Stock Exchange is open for trading.

NET INVESTMENT FACTOR: For a Separate Account the Net Investment Factor for a Valuation Period is (a) divided by (b), where

(a) is the value of the assets in the Separate Account at the close of business of such Valuation Period (before giving effect to any amounts allocated or amounts withdrawn during that Valuation Period), minus the sum of (1) the amount defined in the following paragraph that represents the charges for expenses charged to the Separate Account during such Valuation Period, and (2) any amount charged against the Separate Account in such Valuation Period for taxes or for amounts set aside by Equitable as a reserve for taxes attributable to the maintenance or operation of the Separate Account; and

(b) is the value of the assets in the Separate Account at the close of business of the preceding Valuation Period.

The charges for a Valuation Period for expenses charged to a Separate Account during such Valuation Period are:

(1) Any amount charged against the Separate Account by Equitable during such Valuation Period to cover certain expenses incurred in the organization and operation of the Separate Accounts, including, but not limited to, taxes, interest, brokerage fees and commissions, if any, fees of the Separate Account Committee members who are not affiliated with Equitable, Committee meeting costs, Securities and Exchange Commission fees and certain related expenses including printing of registration statements and amendments, charges relating to custody of securities, certain insurance premiums, outside auditing and legal expenses, and certain of the costs of maintaining participant services.

(2) The daily charge against the Separate Account for each day in such Valuation Period for administrative expense charges is calculated on the basis of an effective annual rate of 0.25%.

(3) The daily charge against the Separate Account for each day in such Valuation Period for investment management services is calculated on the basis of an effective annual rate of

        (i) as to Separate Account No. 301 and Separate Account No. 303, 0.35% of the first $250 million, 0.325% of the next $250 million, and 0.30% of any excess over $500 million of the value of the assets then in the Separate Account, and

        (ii)as to Separate Account No. 302 and Separate Account No. 304, 0.50% of the first $250 million, 0.45% of the next $250 million, and 0.40% of any excess over $500 million of the value of the assets then in the Separate Account.

If the aggregate expenses of a Separate Account for a calendar year (including the charges described in sub-paragraphs (1), (2), and (3) of the preceding paragraph but excluding interest, taxes, brokerage and, with the consent of appropriate state regulatory authorities, extraordinary expenses) should exceed a charge determined on the basis of an effective annual rate of
(i) 1.0%, as to Separate Account No. 301 and (ii) 1.5%, as to each other Separate Account, of the assets in such Separate Account during such calendar year, then Equitable shall reimburse the Separate Account for the excess.

The value of the assets in the Separate Accounts, shall be taken at their market value, or where there is no readily available market, their fair value, as determined in accordance with accepted accounting practices, and applicable laws and regulations.

UNIT: The Unit is a unit used in determining the value of the interest of a Participant's Investment Account in a Separate Account while an Account for such Participant is being maintained under the Contract.

UNIT VALUE: The initial Unit Value for each Separate Account has been established at $10.00. The Unit Value for each subsequent Valuation Period with respect to that Separate Account is the Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for such subsequent Valuation Period.

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                       PART III--PARTICIPANT'S ACCOUNT
                       -------------------------------

SECTION 3.01 ACCOUNTS

Equitable maintains at least one Account under the Contract for each Participant; an additional Account shall be maintained for the Participant with respect to each rollover contribution made pursuant to sub-section 2 of
Section 3.03 if such contribution was derived from an employee benefit plan described in Section 401(a) of the Internal Revenue Code or a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code. Each such Account contains one or more sub-accounts, hereinafter called "Investment Accounts." The Group will designate the Investment Accounts to be made available to the Group's Participants and only such Investment Accounts will appear on page 3 of the certificates to be issued to the Group's Participants pursuant to Section 5.10. Any amount allocated to an Investment Account becomes part of the Separate Account applicable to that Investment Account, as follows:

Investment Accounts       Applicable Separate Account
-------------------       ---------------------------
Money Market Account      Separate Account No. 301
Common Stock Account      Separate Account No. 302
Bond Account              Separate Account No. 303
Balanced Account          Separate Account No. 304

Any amount withdrawn from an Investment Account will no longer be part of the applicable Separate Account.

The amount in an Investment Account on any date shall be equal to the product of (i) the number of Units in that Investment Account on that date and (ii) the Unit Value for the applicable Separate Account for the Valuation Period which includes that date. The number of Units in an Investment Account on any date shall be equal to (a) the sum of any such Units credited to that Account minus (b) the sum of any such Units charged against that Account. On any Valuation Date when an amount is allocated to or withdrawn from an Investment Account, said Account shall be credited or charged, as the case may be, with a number of Units determined by dividing said amount by the applicable Unit Value for the Valuation Period which includes that date.

SECTION 3.02 PARTICIPANT'S ACCOUNT BALANCE

The term "Participant's Account Balance" means, at any point in time, the sum of the amounts then in the Participant's Investment Accounts.

SECTION 3.03 CONTRIBUTIONS

The Participant may have contributions made on such dates and in such amounts as the Participant may determine, subject to the following conditions:

1. Contributions may be made for the Participant through an Administrative Agreement. Any contribution made by the Participant by any means other than through payroll deduction by the Participant's employer pursuant to an Administrative Agreement may be made only subject to Equitable's rules then in effect, provided that each such contribution equals at least $250 or such greater amount as may be required by the Group and stated on page 3 of the certificates to be issued to the Group's Participants pursuant to Section 5.10. Such minimum contribution requirement shall not be applicable if it would prevent the Participant from contributing up to the maximum deductible contribution allowed the Participant in the Participant's then current taxable year.

2. A contribution may be made under the Contract for a Participant consisting of amounts derived from a rollover contribution from any of the following in which the Participant had an interest: (i) an individual retirement account or bond, (ii) an individual retirement annuity contract other than the Contract, (iii) an employee benefit plan qualified under Section 401(a) of the Internal Revenue Code, or
        (iv) a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.

3.      Equitable reserves the right:

        a. to refuse to accept a contribution for a Participant's taxable year if such contribution would bring the aggregate amount of contributions for such taxable year to more than $2000,

        b. upon the advance written request of the Participant's employer, to establish a minimum contribution requirement with respect to contributions made by the Participant through payroll deduction by the Participant's employer pursuant to an Administrative Agreement, and

        c. to change the $250 minimum contribution requirement in subsection 1 of this Section 3.03.

4. Any contribution will be deemed by Equitable to be made for the Participant's current taxable year unless the Participant irrevocably specifies in writing to Equitable, subject to applicable requirements of the Internal Revenue Code and regulations thereunder, that such contribution is for the Participant's prior taxable year.

SECTION 3.04 ALLOCATIONS

The Participant will direct the allocation of each contribution made for the Participant to the Participant's Investment Accounts, subject to the following conditions:

1. The Participant's direction of the allocation of contributions to the Participant's Investment Account shall be in terms of whole percentages.

2. Allocations will be made as of the date on which equitable receives the contribution.

3. Any contribution made without appropriate direction as to its allocation will be allocated to the Participant's Money Market Investment Account, but if the Money Market Investment Account is not an available Investment Account as shown on page 3 of the certificate issued to the Participant pursuant to Section 5.10 then such contribution will instead be allocated to the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each Investment Account.

4. The Participant may, upon written notice to Equitable, change the allocation of future contributions. If a contribution made other than through payroll deduction accompanies the written notice, the change shall be effective as of the date of receipt of that contribution; in any other event, the change shall be effective as of the date of the first contribution received after Equitable's receipt of the Participant's written notice. Equitable reserves the right to limit, upon at least 90 days advance notice to the Participant, the number of such changes allowed in a calendar year.

SECTION 3.05 TRANSFERS

A Participant may transfer amounts among the Investment Accounts maintained for the Participant under the Contract, subject to the following conditions:

1. The request for the transfer must be made in accordance with Equitable's administrative rules then in effect and will be effective as of the later of the date specified in such request and the date Equitable receives such request.

2. The amount so transferred will be allocated as of the date of transfer to the Investment Account, or among the Investment Accounts, selected by the Participant.

3. A transfer of only a part of the amount in an Investment Account will be made only if the amount to be transferred is at least $250. Upon at least 90 days advance notice to the Participant, Equitable may change the dollar amount appearing in the immediately preceding sentence.

4. Transfers may be made at any time except that, upon at least 90 days advance notice to the Participant, Equitable may limit the number of transfers that a Participant may make in any twelve month period.

SECTION 3.06 TERMINATION OF PARTICIPATION

On or before a Participant's Retirement Date, such Participant may elect by written notice to terminate participation under the Contract. As of the date of receipt of such notice, Equitable will determine and, subject to Section 5.07, pay to the Participant the Participant's Account Balance minus a $5 processing charge and the then applicable Participant Service Charge.

Equitable may elect to terminate the Participant's participation under the Contract if no contribution has been made for a Participant for at least three years from the date of the Participant's last contribution and the Participant's Account Balance does not exceed $2000 or would, if the Participant had then attained Retirement Date, provide an Annuity Benefit of less than $20 per month. As of such date, Equitable will determine and, subject to Section 5.07, pay to the Participant the Participant's Account Balance minus the then applicable Participant Service Charge.

Upon payment to a Participant pursuant to this Section, Equitable will be released from any and all liability for payments with respect to the contributions from which the Participant's Account Balance arose.

SECTION 3.07 PARTIAL WITHDRAWALS

A Participant may elect by written notice to Equitable to make a partial withdrawal from the Participant's Account before such Participant's Retirement Date, subject to Equitable's advance written consent if such withdrawal is for an amount of less than $250. If such election would result in the Participant's Account Balance being less than $10, Equitable will deem such election to be instead an election by the Participant to terminate participation under the Contract and will make the payment described in
Section 3.06 in lieu of any payment under this Section 3.07.

Upon such withdrawal, Equitable will pay to the Participant the lesser of (i) the Participant's Account Balance minus a $5 processing charge, or (ii) the amount of partial withdrawal requested minus a $5 processing charge. Unless Equitable is otherwise directed by the Participant in accordance with Equitable's requirements, the amount so paid and the processing charge will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each Investment Account.

Upon any such payment to a Participant, Equitable will be released from any and all liability for payments with respect to the contributions from which the amounts so withdrawn arose.

Payments to the Participant pursuant to this Section may be deferred by Equitable in accordance with the provisions of Section 5.07.

SECTION 3.08 PARTICIPANT SERVICE CHARGE

Amount:
------

At least once in each calendar quarter, Equitable will withdraw a Participant Service Charge for administrative expenses from the Participant's Account.

The amount of such charge shall be determined by Equitable but will not aggregate more than a maximum charge of $10 in each calendar quarter. The amount determined by Equitable will be based on such factors as (i) the method by which contributions are being made under the Contract (payroll deduction or direct contribution), (ii) the number of Participants contributing through the same payroll deduction facility or Group, (iii) the total contributions Equitable estimates will be made pursuant to an Administrative Agreement, (iv) the nature of the Group, (v) the extent to which, as determined by Equitable, a Group provides services pursuant to the Administrative Agreement that Equitable would otherwise provide, (vi) any other circumstances having an impact on Equitable's administrative expense, and (vii) whether the Participant is then receiving payments under the periodic distribution option described in Section 4.04. Each such charge will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each Investment Account. Such withdrawals will have the effect of reducing the number of Units in the Participant's Investment Accounts.

The initial Participant Service Charge for a Participant shall be stated on page 3 of the Participant's certificate issued to the Participant pursuant to
Section 5.10.

Employer Payment:
----------------

Pursuant to the terms of the Administrative Agreement the Group may elect that any employer of the Group's Participants may make a contribution of an amount equal to the Participant Service Charge then due for the Participant. If the Group makes such an election and the Participant's employer makes such a contribution, no withdrawal from the Participant's Account will then be made pursuant to this Section.

SECTION 3.09 DEATH BENEFIT

If a Participant dies while an Account for such Participant is being maintained under the Contract, Equitable, upon receipt of due proof of such death, will pay the Participant's Account Balance in a single sum to the beneficiary designated by such Participant to receive such payment. Upon such payment, Equitable will be released from any and all liability for payments with respect to the contributions made for the Participant.

Payment to the beneficiary pursuant to this Section may be deferred by Equitable in accordance with the provisions of Section 5.07.

SECTION 3.10 OPTIONAL MODES OF SETTLEMENT

Any Participant may elect that the whole or any part of any amount that would otherwise be payable to the Participant's beneficiary in a single sum be paid to such beneficiary under an optional mode of settlement, subject to the Equitable's rules in effect at the time of election. The beneficiary may make such an election after the Participant's death if no such election made by the participant is then in effect.

Any payee under an optional mode of settlement elected pursuant to this Section may designate (with the right to revoke or to change such designation) a beneficiary to receive any amount that, in the absence of such designation, would be payable to such payee's executors or administrators.

Any election of an optional mode of settlement may be revoked or changed by the Participant at any time before a payment is made thereunder. Any election, designation, revocation, or change shall be by written notice filed with the Equitable at its Home Office.

                          PART IV--ANNUITY BENEFITS
                          -------------------------

SECTION 4.01 ANNUITY BENEFIT

The term "Annuity Benefit" means an Annuity Benefit under which the monthly payments with respect to a payee are payable in a specified dollar amount.

The amount of each monthly payment u7nder any Annuity Benefit provided under the Contract with respect to a payee is the amount provided with respect to the payee pursuant to Section 4.03.

The Normal Form of Annuity Benefit under the Contract means the Full Cash Refund Annuity form which provides for equal monthly payments to the Participant beginning on the Participant's Retirement Date and ending with the last monthly payment due before the Participant's death, and, upon receipt by Equitable of due proof of the Participant's death, a single sum payment to the beneficiary designated to receive such payment of an amount equal to the excess, if any, of the Participant's Account Balance on the Participant's Retirement Date minus the sum of all the annuity payments that have been paid to the Participant under the Contract.

SECTION 4.02 ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS

As of a Participant's Retirement Date, provided such Participant is then living, the Participant's Account Balance shall be applied to provide an Annuity Benefit on the Normal Form, unless such Participant elects (i) to receive the Participant's Account Balance either in a single sum or under the periodic distribution option described in Section 4.04, or (ii) to apply such Participant's Account Balance to provide an Annuity Benefit pursuant to
Section 4.03 on any other annuity form offered by Equitable subject to Equitable's rules then in effect and any applicable requirements under the Internal Revenue Code, provided that any other annuity form shall provide that the entire interest of the Participant will be distributed in equal or substantially equal payments over the life of the Participant and the Participant's spouse or over a period not extending beyond the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and the Participant's spouse, as of the date annuity payments are to commence.

Notwithstanding anything to the contrary in the preceding paragraph, Equitable reserves the right to pay the Participant's Account Balance to the Participant in a single sum in lieu of providing an Annuity Benefit if less than $2000 would be applied to provide the Annuity Benefit or less than $20 per month would be payable under the Annuity Benefit or periodic distribution option.

Equitable will provide appropriate notice and election forms to a Participant not more than six months before such Participant's Retirement Date.

Equitable will have the right to require the Participant to furnish pertinent facts and determinations to provide an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

SECTION 4.03 AMOUNT OF ANNUITY BENEFITS

If a Participant elects to receive an Annuity Benefit in lieu of the Participant's Account Balance, the amount applied to provide the Annuity Benefit will be the Participant's Account Balance on the date of application. The date of application of the Participant's Account Balance will be the Participant's Retirement Date.

The amount applied to provide an Annuity Benefit shall be reduced by any applicable State Premium Tax as determined by Equitable. The balance shall purchase the Annuity Benefit on the basis of either (i) the Table of Guaranteed Annuity Payments shown in Section 4.05, or (ii) Equitable's current group annuity rates for payment of proceeds, whichever rates would provide a larger benefit with respect to the payee. If such current group annuity rates are used, such Participant's certificate will be replaced by an Equitable supplemental certificate.

After the application of an amount to provide an Annuity Benefit pursuant to the preceding paragraph, the Account maintained for such Participant shall terminate.

The Tables of Guaranteed Annuity Payments set forth the minimum amount of monthly income that $1,000 of Participant's Account Balance will provide under the Contract on the Full Cash Refund Annuity Form.

Equitable may change, by an amendment to the Contract, the monthly income amounts contained in the Tables of Guaranteed Annuity Payments and the basis for determining such amounts, (i) for new Participants, upon advance notice to the Contract Holder, and (ii) for existing Participants, on the fifth anniversary of the Enrollment Date and at any time thereafter, provided that any changes after the first will be made at intervals of not less than five years.

SECTION 4.04 PERIODIC DISTRIBUTION OPTION

The Participant may elect pursuant to Section 4.02 to receive the Participant's Account Balance under the periodic distribution option. Such option, subject to the conditions set forth in the following paragraph, provides a series of monthly installment payments over a number of whole years beginning as of the Participant's Retirement Date, or as soon thereafter as is practicable, such number of whole years being the lesser of
(i) the number of whole years designated by the Participant before the Participant's Retirement Date and (ii) the number of the years equal to the greater of the life expectancy of the Participant, and the joint and last survivor expectancy of the Participant and the Participant's spouse as of the Participant's Retirement Date, rounded to the next lower whole year.

Conditions:
-----------

1. The monthly amount of installment payments shall be computed by Equitable monthly, beginning on the date as of which monthly installment payments commence and, thereafter, as of the first day of each succeeding month. The amount of each such monthly installment payment shall be determined by dividing the Participant's Account Balance as of the first day of each such month by the number of months then remaining under the periodic distribution option, less a monthly transaction charge of $1.50.

2. Each monthly installment payment will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each Investment Account immediately before such payment is made.

3. The Participant Service Charge will continue to be withdrawn from the Participant's Account in accordance with Section 3.08; during the last whole year of installment payments such charge shall be deducted as necessary from the last monthly installment payments made.

4.      While monthly installment payments are being made.

        (a) the Participant may transfer amounts among the Investment Accounts maintained for the Participant pursuant to Section 3.05, but

        (b) no Contributions may be made for the Participant.

5 The Participant may elect by advance written notice to have Equitable cease making monthly installment payments and instead pay in a single sum to the Participant the Participant's Account Balance, minus a $5 processing charge. Upon making such payment Equitable will be released from any and all liability for payments with respect to the contributions made for the Participant.

6 No monthly installment payment shall be of an amount greater than the Participant's Account Balance immediately before the due date of such payment.

7. If the Participant dies while monthly installment payments are being made, a single sum death benefit will be paid to the Participant's beneficiary pursuant to Section 3.09. Upon payment of a death benefit pursuant to Section 3.09, Equitable will be released from any and all liability for payments with respect to the contributions made for the Participant.

SECTION 4.05 PAYMENT OF BENEFITS

Any form of benefit elected by the Participant in accordance with Section
4.02 shall have the effect of providing that if the Participant dies before such Participant's interest has been distributed to such Participant, or if distribution has been commenced to such Participant's spouse, and such spouse dies before the entire interest has been distributed to such spouse, the entire interest (or the remaining part of such interest if the distribution thereof has commenced) will, within five years after the death of such Participant (or the death of such Participant's surviving spouse), be distributed or applied to the purchase of an annuity for the beneficiary or beneficiaries of such Participant (or such Participant's surviving spouse) which will be payable for the life of such beneficiary or beneficiaries (or for a term certain not extending beyond the life expectancy of such beneficiary or beneficiaries) and which annuity will be immediately distributed to such beneficiary or beneficiaries.

Evidence of each payee's survival must be furnished to Equitable either by personal endorsement of the check drawn for payment or by other means satisfactory to Equitable.

If a benefit payable under the Contract was based on information that is subsequently found to be incorrect, such benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any mount used to provide the benefit, or any combination thereof. Overpayments by Equitable will be charged against and underpayments will be added to any payments thereafter falling due under the Contract with respect to the payee. The liability of Equitable with respect to a payee is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under the Contract.

If Equitable receives evidence satisfactory to it that (i) a payee entitled to receive any payment under the Contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, Equitable may make the payments (in the case of a minor, at a rate not exceeding $50 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

If an      form made available by Equitable provides for payment for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any remaining payments, provided no person upon whose life the income depends is surviving.

Equitable will require satisfactory evidence of the age of any person upon whose life an annuity form depends.

                     TABLES OF GUARANTEED ANNUITY PAYMENTS
                     -------------------------------------
         (Based on Age Nearest Birthday on Due Date of First Payment)

          Annuity Benefit Payable On The Full Cash Refund Annuity Form
               (Minimum Monthly Income per $1000 of Cash Value)

                               ANNUITY BENEFIT
                               ---------------

                    AGE             MALES           FEMALES
                    -----          -------         ---------
                    60              $7.16          $   6.68
                    65               7.79              7.16
                    70               8.62              7.79

                                                       9200 FCR

Amounts applicable for ages or for annuity forms not shown will be calculated by Equitable on the same actuarial basis.

                          PART V--GENERAL PROVISIONS
                          --------------------------

SECTION 5.01 CONTRACT

The Contract constitutes the entire contract between the parties and the provisions of the Contract alone will govern with respect to the rights and obligations of Equitable. The provisions of the Contract will be applied separately with respect to each Participant. Nothing in the enrollment form referred to in Section 1.02, the custodial agreement referred to in Section
5.09 nor any modification, amendment, or supplement to any such documents will in any way be construed to enlarge, change, vary or in any other way affect the obligations of Equitable as expressly provided in the Contract.

The Contract may not be modified as to Equitable, nor may any of Equitable's rights or requirements be waived, except in writing and by an authorized officer of Equitable. The Contract may be changed by amendment or replacement upon agreement between the Contract Holder and Equitable without the consent of any other person provided that such change does not reduce any Cash Value or Annuity Benefit provided before such change and provided that no rights, provilges or benefits which have accrued to any Participant under the Contract may be reduced or forfeited except by the express consent of such Participant.

SECTION 5.02 STATUTORY COMPLIANCE

Equitable reserves the right to amend the Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right shall include, but shall not be limited to, the right to conform the Contract and any certificate to reflect changes in the Internal Revenue Code, or in regulations or published rulings of the Internal Revenue Service, so that each such certificate will continue to be an Annuity.

Any Annuity Benefit, Cash Value or death benefit available under a certificate issued pursuant to the Contract shall not be less than the minimum benefits required by any statute of the state in which the certificate is delivered.

SECTION 5.03 ASSIGNMENTS AND NON-TRANSFERABILITY

The entire interest of any Participant under the Contract is non-forfeitable.

No interest of a Participant under the Contract may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than Equitable.

No amount payable under the Contract may be assigned or encumbered by the payee and, to the extent permitted by law, no such amount will in any way be subject to any claim against such payee.

SECTION 5.04 BENEFICIARY

Each Participant, as of such Participant's Enrollment Date is to provide Equitable with an initial designation of a beneficiary or beneficiaries entitled to receive any payment with respect to such Participant becoming due to a beneficiary under the Contract. The Participant may change such designation from time to time. Any such designation or change will be made by written notice on a form satisfactory to Equitable. A change will, upon receipt at a designated Equitable Office, take effect as of the time the written notice was signed, whether or not the Participant is living on the date of receipt, but without further liability as to any payment or other settlement made by Equitable before receipt of such change.

Unless otherwise specified in the designation, if a Participant has designated two or more persons as beneficiary, the beneficiary will be the designated person or persons who survive the Participant, and if more than one survive they will share equally.

If upon the death of a person there is no designated beneficiary then living entitled to receive any single sum payment or any remaining periodic payments then becoming due to a beneficiary with respect to a Participant, Equitable shall pay such single sum payment or the commuted value of such periodic payments to the first surviving class of the following classes of successive preference beneficiaries: (a) the Participant's widow or widower, (b) the Participant's surviving children, (c) the executors or administrators of the person upon whose death the payment becomes due.

Any commuted value shall be determined on the basis of compound interest at the rate determined by Equitable as consistent with the actuarial basis used in providing the annuity benefit.

If the beneficiary so elects in writing, any amount that would otherwise be payable to the beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the beneficiary, subject to Equitable's rules then in effect.

SECTION 5.05 DISQUALIFICATION

In the event that an annuity purchased hereunder with respect to a Participant fails to qualify as an Annuity as described in Section 1.01, Equitable shall have the right, upon receiving notice of such fact before the Retirement Date, to terminate participation with respect to such Participant under the Contract and pay to such Participant the Participant's Account Balance less a deduction for the appropriate part attributable to such Participant of any Federal income tax payable by Equitable which would not have been payable if such Participant had an Annuity under the Contract.

SECTION 5.06 FUTURE PARTICIPANTS

Equitable reserves the right at its sole discretion to curtail or prohibit further enrollment as Participants under the Contract of any individuals who are not currently participating under the Contract as of such date of curtailment or prohibition.

SECTION 5.07 DEFERMENT

Except as provided in this Section, payments by Equitable from the Participant's Account pursuant to the provisions of Sections 3.06, 3.07 and
Section 3.09 will be made within seven days after receipt of a written request for such surrender or withdrawal, or receipt of due proof of death of the Participant.

During any period when (i) the sale of securities or the determination of the Unit Value is not reasonably practicable because an emergency, defined by the Securities and Exchange Commission, exists, or the New York Stock Exchange is closed or trading on such Exchange is restricted, or (ii) the Securities and Exchange Commission may by order permit postponement for the protection of persons having interests in the Separate Account, Equitable reserves the right:

(a) to defer payment of a Participant's Account Balance:

(b) to defer payment of any portion of the death benefit arising from an amount in a Participant's Account, or

(c) in the event of (a) above, to defer application of such amounts to provide any Annuity Benefit permitted under the Contract.

SECTION 5.08 ANNUAL NOTICE

As soon as practicable after the end of each calendar year Equitable, provided an Account is being maintained for the Participant at the end of such calender year, will furnish the Participant with a notice showing as of a specified recent date (1) the Participant's Account Balance, (2) the total number of Units credited to each Investment Account of the Accounts, and (3) the Unit Value.

SECTION 5.09 CONTRACT HOLDER RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the Contract. The Contract Holder will have no responsibility for the administration of any plan, for payments to the Accounts, for any payments, distributions or duties hereunder. Equitable will deal with the Contract Holder in accordance with the terms and conditions of the custodial agreement pursuant to which the Contract Holder agreed to act as such and with the Contract and in such manner as the Contract Holder and Equitable may agree, without the consent of any other person.

SECTION 5.10 CERTIFICATE

Equitable will issue to each Participant an individual certificate setting forth a statement in substance of the benefits to which such Participant is entitled under the Contract.

                    RIDER TO 300 SERIES GROUP IRA CONTRACT
                    --------------------------------------

Effective as of the dates specified below, or your Participation Date, whichever is later, we have amended under Group Annuity Contract AC 5361 as follows:

1. The Equitable office address on page 3 is amended as of November 1, 1985 to read as follows:

          "The Equitable Life Assurance Society
          P.O. Box 2509
          General Post Office
          New York, New York 10016."

2. In Section 1.05 entitled "Retirement Date" the following amendments are made:

     A. As of November 1, 1985 the last sentence of the first paragraph is amended to read as follows:

          "Any election for such change must be made in writing by the Participant and shall not take effect until received by

          Equitable at: The Equitable Life Assurance Society, P.O. Box 2509, General Post Office, New York, New York 10116, or any other address that Equitable designates in written notice to the Participant."

     B. As of January 1, 1985 the second paragraph is amended to read as follows:

          "Any Retirement Date must be on the first day of a calendar month and no Retirement Date shall be earlier than the date of attainment of age 59 years and six months nor later than the first day of April following the calendar year in which the Participant attains age 70 years and six months."

3. In Section 1.06 entitled "Definitions Relating to Guaranteed Rate Account" the following amendments are made:

     A. The definition of "Guarantee Rate" in the fourth paragraph thereof is amended as of February 1, 1986 by deleting the phrase "15 days" and placing in lieu thereof the phrase "10 days".

     B. The following last sentence is added to the definition of "Guarantee Withdrawal Charge" in the sixth paragraph thereof, as of January 1, 1986, to read as follows:

          "The Withdrawal Charge will be deducted from the remaining amounts in the Participant's Guarantee after the withdrawal payment is processed; except the Withdrawal Charge may be deducted from the withdrawal payment if there is an insufficient amount in the Participant's Guarantee to pay such charge."

4. In Section 3.03 entitled "Contributions" the following amendments are made:

     A. Condition number 3 is amended as of February 1, 1986 by deleting the phrase "fifteen calendar days" both places it appears and by placing in lieu thereof the phrase "twenty calendar days."

     B. A new condition number 6 is added as of January 1, 1985 to read as follows:

          "6. No contributions, other than cash contributions, will be accepted."

5. In Section 3.04 entitled "Allocations" condition number 4 is amended as of February 1, 1986 by deleting the phrase "fifteen calendar days" in the second sentence thereof and by placing in lieu thereof the phrase "twenty calendar days."

6. In Section 3.05 entitled "Transfers" condition number 4 is amended as of February 1, 1986 by deleting the phrase "fifteen calendar days" in both places it appears and by placing in lieu thereof the phrase "twenty calendar days."

7. In Section 3.06 entitled "Partial Withdrawals" the second paragraph is amended as of January 1, 1986 by deleting the first sentence therein and replacing it with the following two sentences:

          "Upon partial withdrawal, Equitable will pay the Participant the lesser of (i) the amount of partial withdrawal requested or (ii) the sum of the Account

          Balances of his Investment Accounts other than the Guaranteed Rate Account. A processing charge of $5 will be deducted from the remaining Account Balances of the Participant's Investment Accounts after the partial withdrawal payment is processed; however, the processing charge may instead be deducted from the partial payment."

8. In Section 3.10 entitled "Death or Disability Benefit" the following amendments are made:

     A. As of November 1, 1985 a new last sentence is added to the first paragraph to read as follows:

          "Due proof of such death or disability must be received by Equitable at: The Equitable Life Assurance Society, P.O. Box 2509, General Post Office, New York, New York 10116, or any other address Equitable designates in written notice to the Participant."

     B. The second paragraph is amended as of January 1, 1986 to read as follows:

          "Payment to the Participant of the beneficiary may be deferred by Equitable in accordance with the provisions of Section 5.06."

9. In Section 3.11 entitled "Optional Modes of Settlement" the first paragraph is amended as of January 1, 1985 to read as follows:

          "Any Participant may elect that the whole or any part of any amount that would otherwise be payable to the Participant's designated beneficiary in a single sum be paid to such beneficiary under an optional mode of settlement, subject to the provisions of Section
          4.05 and to Equitable's rules in effect at the time of election. A beneficiary may make such an election after the Participant's death if no such election made by the Participant is then in effect."

10. In Section 4.02 entitled "Election and Commencement of Annuity Benefits" new paragraphs five, six and seven are added as of January 1, 1985 to read as follows:

          "Notwithstanding anything in the Certificate and the Contract to the contrary, the entire value of the Participant's Accounts (less applicable charges as determined by Equitable pursuant to the terms of the Contract and the Certificate) will be distributed or commence to be distributed no later than the Participant's Retirement Date in equal or substantially equal amounts over (a) the life of such Participant, or the lives of such Participant and his designated beneficiary, or (b) a period not extending beyond the life expectancy of such Participant, or the joint and last survivor expectancy of such Participant and his designated beneficiary.

          "If the Participant's Accounts (less applicable charges as determined by Equitable pursuant to the terms of the

          Contract and Certificate) are to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the Participant's Retirement Date and each anniversary thereafter) must be at least an amount equal to the quotient obtained by diving the Amount Applied by the life expectancy or joint and last survivor expectancy of the Participant and his designated beneficiary.

          "Life expectancy and joint and last survivor expectancy shall be computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. If permitted by Equitable pursuant to its rules in effect at the time, the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his spouse may be recalculated once each year. The life expectancy of a beneficiary other than the Participant's spouse may not be recalculated after distribution has commenced."

11. In Section 4.04 entitled "Periodic Distribution Option" the following amendments are made:

     A. The first paragraph is amended as of January 1, 1985 to read as follows:

          "The Participant may elect pursuant to Section 4.02 to receive the Account Balance of each of the Participant's Investment Accounts other than the Guaranteed Rate Account under the periodic distribution option. Such option, subject to the conditions set forth in the following paragraph, provides a series of monthly installment payments over a number of whole years beginning as of the Participant's Retirement Date, such number of whole years being the lesser of (i) the number of whole years designated by the Participant before the Participant's Retirement Date and (ii) the number of years equal to the greater of the life expectancy of the Participant and the joint and last survivor expectancy of the Participant and the Participant's designated beneficiary as of the Participant's Retirement Date, rounded to the next lower whole year. Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. If permitted by Equitable pursuant to its rules in effect at the time, the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his spouse may be recalculated once each year. The life expectancy of a beneficiary other than the Participant's spouse may not be recalculated after distribution has commenced."

     B. The last sentence of Condition number 2 is amended as of January 1, 1986 by deleting it and replacing it with the following two sentences:

          "2. The amount of each such monthly installment payment shall be determined by dividing the sum of the Account Balances of the Participant's Investment Accounts as of the first day of each such month by the number of months then remaining under the periodic distribution option. A monthly transaction charge of $1.50 will be deducted proportionately from the remaining Account Balances of the Participant's Investment Accounts after each such monthly installment payment is determined, provided, however, that the transaction charge of $1.50 may be deducted from the last payment made."

     C. Condition number 3 is amended as of January 1, 1986 to read as follows:

          "3. Each monthly installment payment will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each such

               Investment Account immediately before such payment is made."

12. In Section 4.05 entitled "Payment of Benefits" the first paragraph is deleted and the following paragraphs are inserted in its place as of January 1, 1985 to read as follows:

          "With regard to any form of benefit elected in accordance with
          Section 4.02, if the Participant dies before the entire interest is distributed, the following distribution provisions shall apply:

          "(a) If the Participant dies after distribution of his interest in the Accounts has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death. If a distribution for a period certain in accordance with Section

               4.04 had commenced prior to the Participant's death, then the distribution shall be made to the Participant's beneficiary, limited in accordance with the option selected.

          "(b) If the Participant dies before distribution of his interest in the Accounts commences, the Participant's entire interest will be distributed in accordance with one of the following four provisions:

               "(1) The Participant's entire interest will be paid within five
                    (5) years after the date of the Participant's death.

               "(2) If the Participant's interest is payable to a beneficiary designated by the Participant and the Participant has not elected (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than one (1) year after the date of the Participant's death. The designated beneficiary may elect at any time to receive greater payments.

               "(3) If the designated beneficiary of the Participant is the
                    Participant's surviving spouse, the spouse may elect within the five year period commencing with the Participant's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Participant would have attained the age of 70 1/2. The surviving spouse may accelerate these payments at any time, i.e., increase the frequency or amount of such payments.

               "(4) If the designated beneficiary is the Participant's
                    surviving spouse, the spouse may treat the Participant's Accounts as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Accounts, makes a rollover to or from such Accounts, or fails to elect any of the above three provisions.

          "(c) For purposes of the above, payments will be calculated by use of the return multiples specified in

               Section 1.72-9 of the Income Tax Regulations. Life expectancy of a surviving spouse may be recalculated annually if Equitable allows such recalculation pursuant to its rules in effect at the time. In the case of any other designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

          "(d) For purposes of this requirement, any amount paid to a child of the Participant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority."

13. In Section 5.40 entitled "Beneficiary" the fifth paragraph is amended as of January 1, 1985 to read as follows:

          "If the Participant so elects in writing, any amount that would otherwise be payable to the beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the Participant with respect to the beneficiary subject to the provisions of Section 4.05 and to Equitable's rules then in effect. If at the death of a Participant there is no election in effect to apply the Death Benefit to provide an Annuity Benefit, the beneficiary may make such an election subject to the provisions of
          Section 4.05 and Equitable's rules then in effect."